Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A Common Stock of Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.) beneficially owned by each of them of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of November, 2016.

Gores Sponsor LLC
By:	AEG Holdings, LLC
its managing member

By:	/s/ Alec Gores
Title:	Managing Member

By:	Platinum Equity, LLC
its managing member

By:	/s/ Mary Ann Sigler
Title:	Chief Financial Officer

AEG Holdings, LLC

By:	/s/ Alec Gores
Title:	Managing Member

Alec Gores

By:	/s/ Alec Gores

Tom Gores

By:	/s/ Mary Ann Sigler
Mary Ann Sigler, Attorney-in-Fact for Tom Gores

Platinum Equity, LLC

By:	/s/ Mary Ann Sigler
Title:	Chief Financial Officer